EXHIBIT 11

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                               LENOX BANCORP, INC.
                       COMPUTATION OF EARNINGS PER SHARE
                  FOR THE THREE MONTHS ENDED SEPTEMBER 30, 1996
                     (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)



Net income applicable to common stock                                $ (53,000)
                                                                     =========

EARNINGS PER SHARE

Average number of shares of common stock outstanding

LESS:  Weighted average unearned ESOP shares                           425,677
                                                                       -------
                                                                     $ 391,623
                                                                     =========

Earnings per share                                                      $ (.12)
                                                                        ======



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